Exhibit 99.1

Under Armour, Inc. 1020 Hull Street Baltimore, MD 21230

CONTACTS Investors: Alex Miyamoto Under Armour, Inc. Tel: 410.454.6578

Financial Media: Arnold Worldwide John Isaf Tel: 617.587.8923 Tel: 617.587.8905

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS RECORD RESULTS FOR FOURTH QUARTER AND FULL YEAR 2006; PROVIDES OUTLOOK FOR 2007

•	Fourth Quarter Net Revenues Increased 55.0% to $135.3 Million; Diluted EPS of $0.24

•	Full Year Net Revenues Increased 53.2% to $430.7 Million; Diluted EPS of $0.79

•	Net Income for the Year Increased 97.7% to $39.0 Million, within the Range of the Company’s Previously Provided Outlook of $38.5 Million to $39.5 Million

•	Income from Operations for the Year Increased 59.6% to $57.3 Million

•	Company Provides 2007 Net Revenues Outlook of $560 Million to $580 Million (+30% to +35% over 2006)

•	Company Provides 2007 Income from Operations Outlook of $74.5 Million to $77.5 Million (+30% to +35% over 2006)

Baltimore, MD (February 1, 2007) – Under Armour, Inc. (NYSE: UA) today announced financial results for the fourth quarter and year ended December 31, 2006.

Net revenues increased 55.0% in the fourth quarter to $135.3 million compared to net revenues of $87.3 million in the fourth quarter of 2005. Growth in apparel revenues accounted for $35.6 million of the year-over-year increase in net revenues for the quarter. Additionally, the Company reported $9.3 million in footwear revenues, largely driven by its launch into baseball and softball cleats.

Fourth quarter net income increased 69.4% to $11.9 million compared to $7.0 million in the same period of 2005. Diluted earnings per share was $0.24, on weighted average common shares outstanding of 49.8 million compared to $0.08 per share on weighted average common shares outstanding of 44.1 million in the fourth quarter of the prior year. The Company received a $1.0 million benefit to net income, or $0.02 per diluted share, as a result of the impact of state tax credits previously disclosed by the Company.

“In the third quarter, we reported our highest revenues in our 11 year history, and in the fourth quarter, we beat that record once again,” stated Kevin A. Plank, Chairman and CEO of Under Armour, Inc. “The 55% growth in the top line for the quarter was matched with significant improvements in gross margin, and the strength of our business reflects our continued ability to connect with the athlete and to create innovative products that drive demand. We continue to grow our core product offering while at the same time leveraging our on-field authenticity to enter new product categories. Our successful launch of baseball and softball cleats is the latest manifestation of that strategy.”

Growth in apparel revenues accelerated in the quarter, increasing 43.2% over the prior year. The Compression and Training categories continued to drive revenue growth across the Men’s, Women’s, and Youth businesses as the Brand gained additional space on retail floors. Apparel revenues also benefited from an increase in average selling price as the Company expanded the breadth of its product offering.

Gross margin for the quarter increased to 50.6% compared to 48.7% in the prior year, primarily driven by benefits from the Company’s sourcing initiatives as well as an increased percentage of sales in higher margin product. Selling, general and administrative expenses were 37.5% of net revenues in the fourth quarter of 2006 compared to 34.0% in the same period of the prior year. Marketing expense for the fourth quarter was 12.6% of net revenues compared to 8.6% in the prior year due to continued opportunistic investments made to support the Brand.

Review of Full Year Operating Results

Net revenues for the year increased 53.2% to $430.7 million from $281.1 million in 2005. Net income increased 97.7% to $39.0 million compared to $19.7 million in the prior year, within the range of the Company’s previously provided outlook of $38.5 million to $39.5 million for the year. Diluted earnings per share was $0.79, on weighted average common shares outstanding of 49.6 million compared to $0.36 per share on weighted average common shares outstanding of 39.7 million in 2005. The Company received a $3.3 million benefit to net income, or $0.07 per diluted share, as a result of the impact of state tax credits previously disclosed by the Company.

Apparel revenues grew 42.5% in 2006 due to increased strength in the Men’s, Women’s, and Youth businesses. The launch into footwear contributed $26.9 million to net revenues for the full year.

Gross margin in 2006 increased to 50.1% compared to 48.3% in the prior year primarily due to the Company’s sourcing initiatives and an increase in its percentage of sales from higher margin product. Selling, general and administrative expenses were 36.8% of net revenues in 2006 compared to 35.6% in the prior year. The increase reflects the Company’s continued investments in Marketing and growth initiatives as well as increased costs associated with being a public company. The Company had previously stated its commitment to a marketing budget of 10% to 12% of net revenues for the full year. Marketing expense for the year was 11.2% of net revenues compared to 10.8% in 2005. Income from operations as a percentage of net revenues in 2006 increased to 13.3% from 12.7% in the prior year.

Mr. Plank added, “We are proud of our accomplishments in our first full year as a public company. We continue to move consumers away from cotton by educating them on the benefits of technical performance apparel. Our apparel revenue growth accelerated in 2006, growing at 43% for the year compared to 35% in the year prior. This growth has allowed us to invest in the future of our company, and we will continue to make key investments to evolve the category of performance in apparel and footwear and to tell the performance story to consumers across the globe.”

Balance Sheet Highlights

Inventory totaled $81.0 million at December 31, 2006, compared to $53.6 million at the end of 2005. The 51.2% increase in inventory was in line with the 53.2% increase in net revenues for the year. At the end of 2006, cash and cash equivalents were $70.7 million, an increase of $7.7 million over the prior year end. Cash and cash equivalents, net of debt, were $64.4 million at December 31, 2006, for an increase of $9.8 million over the prior year end.

Outlook for 2007

The Company has previously stated its long-term growth targets of 20% to 25% for the top and bottom line. Based on the continued strength of the Brand and its ability to extend product scope and distribution, the Company believes 2007 net revenues and income from operations will exceed the long-term targets.

For 2007, the Company expects annual net revenues in the range of $560 million to $580 million, an increase of 30% to 35% over 2006. The Company expects 2007 income from operations to be in the range of $74.5 Million to $77.5 Million, an increase of 30% to 35% over 2006. Further, the Company expects the effective tax rate to increase to 40.5% from 34.0% in 2006 since the allowable state tax credits were earned and recognized in 2006. The Company anticipates fully diluted weighted average shares outstanding of approximately 50.5 million for 2007.

“While we have achieved outstanding financial performance since becoming a public company, we believe the greatest opportunity for the Brand lies ahead, which is why we continue to invest in new markets and product categories,” stated Wayne Marino, Executive Vice President and Chief Financial Officer of Under Armour, Inc. “Our business fundamentals are in place, and we will continue to invest in the company to drive our top line growth, while maintaining the necessary discipline to deliver results on the bottom line. We remain focused on creating value not only for our consumers but our shareholders as well.”

Conference Call and Webcast

Under Armour will host a conference call and webcast to discuss its financial results today, February 1st, at 8:30 a.m. EST. This call will be webcast live at investor.underarmour.com and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at investor.underarmour.com. The Company’s financial results are also available online at investor.underarmour.com.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer and distributor of branded performance apparel, footwear and accessories. The brand’s moisture-wicking synthetic fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional natural fiber products. The Company’s products are sold worldwide and worn by professional football, baseball, and soccer players, as well as athletes in major collegiate and Olympic sports. The Company’s global headquarters is in Baltimore, Maryland and it has offices in Denver, Amsterdam, Hong Kong, and Toronto. For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: our ability to forecast and manage our growth effectively; our ability to maintain effective internal controls; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; our ability to accurately forecast consumer demand for our products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and changes in general economic or market conditions, including as a result of political or military unrest or terrorist attacks. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

Quarter and Year Ended December 31, 2006 and 2005

(Unaudited; in thousands, except per share amounts)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended 12/31/06	% of Net Revenues	Quarter Ended 12/31/05	% of Net Revenues	Year Ended 12/31/06	% of Net Revenues	Year Ended 12/31/05	% of Net Revenues
Net revenues	$135,283	100.0%	$87,303	100.0%	$430,689	100.0%	$281,053	100.0%
Cost of goods sold	66,877	49.4%	44,807	51.3%	215,089	49.9%	145,203	51.7%

Gross profit	68,406	50.6%	42,496	48.7%	215,600	50.1%	135,850	48.3%

Operating expenses
Selling, general and administrative expenses	50,661	37.5%	29,632	34.0%	158,323	36.8%	99,961	35.6%

Income from operations	17,745	13.1%	12,864	14.7%	57,277	13.3%	35,889	12.7%
Other income (expense), net	752	0.6%	(791)	(0.9)%	1,810	0.4%	(2,915)	(1.0)%

Income before income taxes	18,497	13.7%	12,073	13.8%	59,087	13.7%	32,974	11.7%
Provision for income taxes	6,646	4.9%	5,079	5.8%	20,108	4.6%	13,255	4.7%

Net income	11,851	8.8%	6,994	8.0%	38,979	9.1%	19,719	7.0%

Accretion of and cumulative preferred dividends on Series A Preferred Stock	—	—	3,511	4.0%	—	—	5,307	1.9%

Net income available to common shareholders	$11,851	8.8%	$3,483	4.0%	$38,979	9.1%	$14,412	5.1%

Net income available per common share
Basic	$0.25		$0.08		$0.83		$0.39
Diluted	$0.24		$0.08		$0.79		$0.36

Weighted average common shares outstanding
Basic	47,387		41,079		46,983		37,199
Diluted	49,814		44,083		49,587		39,686

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended 12/31/06	Quarter Ended 12/31/05	% Change	Year Ended 12/31/06	Year Ended 12/31/05	% Change
Mens	$82,061	$60,051	36.7%	$255,681	$189,596	34.9%
Womens	26,109	16,730	56.1%	85,695	53,500	60.2%
Youth	9,750	5,543	75.9%	31,845	18,784	69.5%

Apparel	117,920	82,324	43.2%	373,221	261,880	42.5%
Footwear	9,289	—	—	26,874	—	—
Accessories	3,416	2,050	66.6%	14,897	9,409	58.3%

Total net sales	130,625	84,374	54.8%	414,992	271,289	53.0%
Licensing revenues	4,658	2,929	59.0%	15,697	9,764	60.8%

Total net revenues	$135,283	$87,303	55.0%	$430,689	$281,053	53.2%

Under Armour, Inc.

As of December 31, 2006 and December 31, 2005

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 12/31/06	As of 12/31/05
Assets

Cash and cash equivalents	$70,655	$62,977
Accounts receivable, net	71,867	53,132
Inventories	81,031	53,607
Prepaid expenses, income taxes receivable and other current assets	13,254	5,252
Deferred income taxes	8,145	6,822

Total current assets	244,952	181,790

Property and equipment, net	29,923	20,865
Intangible asset, net	7,875	—
Deferred income taxes	5,180	—
Other non-current assets	1,438	1,032

Total assets	$289,368	$203,687

Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and income taxes payable	$68,121	$43,864
Current maturities of long term debt	3,442	3,808

Total current liabilities	71,563	47,672

Long term debt, net of current maturities	2,815	4,583
Deferred income taxes	—	330
Other long term liabilities	602	272

Total liabilities	74,980	52,857

Total stockholders’ equity	214,388	150,830

Total liabilities and stockholders’ equity	$289,368	$203,687